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                                                             EXHIBIT 11

                               ALTERA CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)


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
                                                     THREE MONTHS ENDED           SIX MONTHS ENDED
                                                   ---------------------       ---------------------
                                                   June 30,      June 30,      June 30,      June 30,
                                                    1996          1995          1996          1995
                                                   -------       -------       -------       -------
PRIMARY:

Weighted average shares outstanding                 43,706        43,289        43,667        43,193

Net effect of dilutive stock options                 2,068         2,235         2,222         2,146
                                                   -------       -------       -------       -------

Total                                               45,774        45,524        45,889        45,339
                                                   =======       =======       =======       =======

Net income                                         $24,265       $19,632       $55,705       $34,729
                                                   =======       =======       =======       =======

Income per share                                   $  0.53       $  0.43       $  1.21       $  0.77
                                                   =======       =======       =======       =======


FULLY DILUTED:

Weighted average shares outstanding                 43,706        43,289        43,667        43,193

Net effect of dilutive stock options                 2,068         2,299         2,211         2,350

Assumed conversion of convertible
subordinated notes                                   4,495           489         4,495           248
                                                   -------       -------       -------       -------


Total                                               50,269        46,077        50,373        45,791
                                                   =======       =======       =======       =======

Net income                                         $24,265       $19,632       $55,705       $34,729

Add:
Convertible subordinated notes interest, net
of income taxes                                      1,896           367         3,816           367
                                                   -------       -------       -------       -------


Adjusted net income                                $26,161       $19,999       $59,521       $35,096
                                                   =======       =======       =======       =======

Income per share                                   $  0.52       $  0.43       $  1.18       $  0.77
                                                   =======       =======       =======       =======
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